Exhibit 99.1

Contacts:
	Media Contact	Investor Contact
	David Grip	Kori Doherty
	AspenTech	ICR
	+1 781-221-5273	+1 617-956-6730
	david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Selected Preliminary Financial Results for the Fourth Quarter and Fiscal Year 2008

Burlington, Mass. – July 31, 2008 – Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced selected preliminary financial results for the fourth quarter and fiscal year 2008 ended June 30, 2008.

Mark Fusco, Chief Executive Officer of AspenTech, said “The fourth quarter was a strong finish to a record fiscal 2008 performance.  License bookings of approximately $70 million in the fourth quarter finished a year in which the company grew license bookings over 15% compared to fiscal 2007. For the quarter and the fiscal year, the company’s performance was well-balanced across product lines, vertical markets, geographies and deals of all sizes.  We continue to be optimistic about the company’s long-term fundamental outlook based on our industry leading domain expertise, unique suite of aspenONE solutions and solid demand in our core markets.”

The Company’s cash balance at the end of the fourth quarter was approximately $135 million, as compared to approximately $136 million at the end of the third quarter and approximately $133 million at the end of fiscal 2007.  Cash balances did not grow in proportion to operating profitability because the Company continued with its plan to decrease the sale of installments receivable for cash.  During fiscal 2008, the Company sold approximately $90 million less of installments receivable as compared to fiscal 2007, contributing to an increase of over $140 million in the Company’s installments and accounts receivable balances.  In addition, the Company used positive cash flows from operations to reduce its secured borrowing balance by over $50 million.

Brad Miller, Chief Financial Officer of AspenTech, said “We ended fiscal 2008 with a strong financial position.  We continued to generate substantial cash flows from operations during fiscal 2008, and we expect the growth in installments receivables and continued paydown of the secured borrowings balance to ultimately result in increased net interest income and future cash flows.”

Conference Call and Webcast

AspenTech will host a conference call and webcast today, July 31, 2008, at 8:30 am (Eastern Time) to discuss the Company's selected preliminary financial results, business outlook, and related corporate and financial matters.  The live dial-in number is (877) 239-3024, conference ID code 56704245. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 56704245 through August 6, 2008.

About AspenTech

AspenTech is a leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE™ solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes. For more information, visit www.aspentech.com.

© 2008 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; AspenTech may incur substantial damages and expenses as the result of pending and future securities litigation and government investigations, including securities litigation based on the restatements of the company’s financial statements as well as any future action associated with a determination that the company has failed to comply with its existing consent decree with the Federal Trade Commission; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; risks associated with AspenTech’s delisting from The Nasdaq Stock Exchange and the trading of AspenTech’s common stock over the counter; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.